Exhibit 10.6

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June 25, 2021

Andrew Stranberg

Stran & Company, Inc.

2 Heritage Drive, 6th Floor
Quincy, Massachusetts 02171

Re: Revolving Line of Credit provided by Bank of America, N.A. (the “Bank”) to STRAN & COMPANY, INC., loan number ending in 103207-10040887 (the “Credit Facility”).

Dear Andrew Stranberg,

Effective as of the current expiration date of June 30, 2021, the Bank has extended the Credit Facility described above. The availability period of the Credit Facility will now end on August 31, 2021, on which date all outstanding principal and accrued interest will be due and payable, unless renewed hereafter.

The current commitment amount of the Credit Facility is $3,500,000.00.

This letter shall not constitute a commitment to extend the Credit Facility beyond the date specified above. All other terms and conditions of the loan documents evidencing the Credit Facility (the “Loan Documents”) shall remain in full force and effect during the extended availability period, including, without limitation, the obligation to make payments as stated in the Loan Documents.

Notice Regarding LIBOR Rate. Effective as of February 1, 2014, the ICE Benchmark Administration (“ICE”) took over administration of the London Interbank Offered Rate (“LIBOR”) from the British Bankers Association (“BBA”). As a result, on that date, Bank of America began using the LIBOR established by ICE as reported on Bloomberg.

Except as set forth above, nothing in this letter shall constitute a waiver or amendment of any of the terms and conditions of the Loan Documents.

Thank you for your business. We look forward to our continued relationship and the opportunity to provide exceptional customer service and expertise.

Please feel free to call me at 508-217-3034 if you have any questions.

Bank of America, N.A.

Nathan Buckley

SVP; Bus Bank Sr Relationship Mgr

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Combined Extension and ORC Renewal Letter